Exhibit 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-77072) pertaining to the Starter Corporation 401(k) Plan, the Registration Statement (Form S-8 No. 33-77076) pertaining to the Starter Corporation 1993 Stock Option Plan, the Registration Statement (Form S-8 No. 33-80976) pertaining to the Starter Corporation 1994 Stock Option Plan for Non-Employee Directors, and the Registration Statement (Form S-8 No. 33-80978) pertaining to the Starter Corporation Employee Stock Purchase Plan, of our report dated February 5, 1997, except as to the first paragraph of Note 5 as to which the date is March 27, 1997, with respect to the consolidated financial statements and schedule of Starter Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1996.

                                          Ernst & Young LLP

Hartford, Connecticut
March 27, 1997